EXHIBIT 99.1

Trimble Announces Expanded Share Repurchase Program

SUNNYVALE, Calif., Aug. 13, 2015—Trimble (NASDAQ: TRMB) today announced that its Board of Directors has approved the repurchase of up to $400 million of Trimble’s common stock and that it intends to spend at least $150 million of this authorization within the next 6 months.

“Our business continues to generate strong cash flows, and today’s announcement of the expansion of our share repurchase program reaffirms that we are committed to enhancing shareholder value through a balanced approach that drives growth and returns capital to our shareholders,” said Francois Delepine, Trimble’s chief financial officer.

The share repurchase authorization does not have an expiration date and replaces the prior authorization of $300 million, which had $177 million remaining as of the end of the second quarter of 2015. Under the share repurchase program, Trimble may repurchase shares from time to time in open market transactions, privately-negotiated transactions, accelerated share repurchase programs, tender offers, or by other means. The timing and actual number of any shares repurchased will depend on a variety of factors, including market conditions, Trimble’s share price, other available uses of capital, applicable legal requirements, and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

In the first half of 2015, Trimble repurchased approximately 2.95 million shares of its common stock for a total of approximately $73 million.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release regarding Trimble’s plans to repurchase up to $400 million of its common shares, the anticipated timing of such repurchases, the manner in which the Trimble may effect such repurchase, and other statements that are not historical in nature constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this news release. Factors that could cause or contribute to such differences include, but are not limited to, Trimble’s available resources and cash flows from operating activities to repurchase the shares, changing market prices for Trimble common stock, economic trends in the markets served by Trimble, and alternative uses of capital.  More information about potential factors which could affect Trimble’s business, financial results, and plans for share repurchases is set forth in reports filed with the SEC, including Trimble’s quarterly reports on Form 10-Q and its annual report on Form 10K. All forward looking statements are based on information available to Trimble as of the date hereof, and Trimble assumes no obligation to update such statements.